UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

May 20, 2010
Date of Report (Date of earliest event reported)

ANTIGENICS INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3 Forbes Road Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

781-674-4400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01       Other Events

On May 20, 2010, Antigenics Inc. announced that data from a multi-center Phase 1/2 clinical trial of Oncophage (vitespen) for recurrent high-grade glioma (brain cancer) was presented at the International Conference on Brain Tumor Research and Therapy.  The study was conducted by the Brain Tumor Research Center at the University of California, San Francisco.

Data from 32 evaluable patients suggest that vaccination with Oncophage may improve overall survival in patients with recurrent high-grade glioma.  An overall median survival of 44 weeks after tumor resection was observed. Approximately 70% of the evaluable patients survived beyond 36 weeks, and 41% survived up to or longer than one year.  This is considered a significant achievement in the treatment of recurrent high-grade glioma. In addition, Oncophage was well tolerated, with no serious adverse events attributable to the vaccine.

All patients tested to date exhibited a significant innate immune response following vaccine administration. Furthermore, the majority of these patients showed an adaptive immune response, demonstrated by significant increases in CD8 and CD4 T cell responses. An innate immune response is defined as a generalized response, whereas the adaptive immune response is tumor antigen-specific.  Taken together, these immune responses have the potential to kill tumor cells and may lead to patient benefit.

The full text of the press release issued in connection with the announcement is being filed as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01       Financial Statements and Exhibits

(d) Exhibits

The following exhibit is filed herewith:

99.1     Press Release dated May 20, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTIGENICS INC.

Date:	May 20, 2010	By:	/s/ Shalini Sharp

Shalini Sharp
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated May 20, 2010